Exhibit 99.1

Media Contact	August 31, 2017
Casey Lassiter, 205 447-6410
casey.lassiter@healthsouth.com

Investor Relations Contact
Crissy Carlisle, 205 970-5860
crissy.carlisle@healthsouth.com

Provider Strategy Contact
David Klementz, 205 970-5722
David.klementz@healthsouth.com
HEALTHSOUTH AND CERNER ANNOUNCE FORMATION OF
POST-ACUTE INNOVATION CENTER
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced the formation of the Post-Acute Innovation Center in collaboration with Cerner Corporation
(NASDAQ: CERN) to develop enhanced tools to manage patients across the continuum of care.

HealthSouth is the nation’s largest provider of post-acute services, specializing in caring for medically complex patients. Cerner is a global leader in health information technology (HIT). HealthSouth and Cerner’s collaboration began with the development and implementation of HealthSouth’s clinical information system. The clinical information system has been installed in 116 of HealthSouth’s 126 hospitals thus far.

“The post-acute network management tools currently available in the market have largely been developed either by non-providers with limited clinical expertise or providers that have not made the necessary technology investments to advance efficient, patient-focused care,” said HealthSouth President and Chief Executive Officer Mark Tarr. “The Innovation Center combines our experience with clinical collaboration and our installed IT solutions with Cerner’s leading health information technology solutions and data analytics. The Innovation Center will be on the forefront of developing evidenced-based solutions.”

The Post-Acute Innovation Center will develop clinical decision support tools designed to more effectively and efficiently manage patients across multiple care settings. The objective of the Innovation Center is to use diverse data sets from multiple care settings to develop initiatives that facilitate efficient and high-quality patient care, enhanced care coordination, post-acute network performance and cost management across the post-acute continuum.

“Cerner is committed to supporting HealthSouth as it continues to improve the health of the individual throughout the full continuum of care. We are proud of our history with HealthSouth, and are excited to take this next step forward together,” said Cerner President Zane Burke. “Person-centered care is the future, and Cerner is eager to help drive ideas that enhance provider and consumer access to data.”

About HealthSouth
HealthSouth is one of the nation's largest providers of post-acute healthcare services, offering both facility-based and home-based patient care in 36 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. As previously announced, HealthSouth will be changing its name to Encompass Health effective Jan.1, 2018. HealthSouth can be found on the Web at www.healthsouth.com.
About Cerner
Cerner’s health information technologies connect people, information and systems at more than 25,000 provider facilities worldwide. Recognized for innovation, Cerner solutions assist clinicians in making care decisions and enable organizations to manage the health of populations. The company also offers an integrated clinical and financial system to help health care organizations manage revenue, as well as a wide range of services to support clients’ clinical, financial and operational needs. Cerner’s mission is to contribute to the systemic improvement of health care delivery and the health of communities/ Nasdaq: CERN. For more information about Cerner, visit cerner.com, read our blog at blogs.cerner.com, connect with us on Twitter at twitter.com/cerner and on Facebook at facebook.com/cerner. Our website, blog, Twitter account and Facebook page contain a significant amount of information about Cerner, including financial and other information for investors.

Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as the mission, goals and impact of the Post-Acute Innovation Center, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's or the Innovation Center’s business strategy, future financial performance, and projected business results or model. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought by or against HealthSouth; the willingness of other healthcare providers to provide data to or otherwise engage the Innovation Center; the impact of HealthSouth’s previously announced rebranding initiative on patient admissions, referral source relationships and the HealthSouth’s stock price; the ability to successfully integrate acquisitions; changes in the regulation of the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically and HealthSouth’s response thereto; the ability to maintain proper local, state and federal licensing where the company does business; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s or its vendors’ or partners’ information systems, including the unauthorized access to or theft of patient or other sensitive information; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

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